                                                                    EXHIBIT 12.1

                               XTRA CORPORATION
           STATEMENT OF THE CALCULATION OF EARNINGS TO FIXED CHARGES
                 FOR THE THREE YEARS ENDED SEPTEMBER 30, 1997
                             (Millions of dollars)

                                                            1997    1996    1995
                                                           -----   -----   -----
EARNINGS
Income from operations before provision for income taxes   $  71   $  69   $  98
Add:  Fixed charges (below)                                   63      66      42
                                                           -----   -----   -----
                                                           $ 134   $ 135   $ 140
                                                           =====   =====   =====

FIXED CHARGES
Interest expense, including interest portion of rent
 expense                                                   $  63   $  66   $  42
                                                           -----   -----   -----
                                                           $  63   $  66   $  42
                                                           =====   =====   =====

Ratio of earnings to fixed charges                           2.1     2.0     3.3
                                                           =====   =====   =====


For purposes of computing the ratio of earnings to fixed charges, "earnings" represents income from operations before taxes plus fixed charges. "Fixed charges" for operations consist of interest on indebtedness and the portion of rental expense which represents interest.